Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Prestige Brands Holdings, Inc. of our report dated June 11, 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to the Condensed Consolidating Financial Information described in Note 20, as to which the date is August 2, 2010, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Prestige Brands Holdings, Inc., which appears in the Current Report on Form 8-K filed August 5, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Salt Lake City, Utah
August 9, 2010